EXHIBIT (a)(1)(C)

                                                        3380 Central Expressway
Affymetrix                                                Santa Clara, CA 95051
[Logo omitted]                                                Tel: 408-731-5000
                                                             www.affymetrix.com



                                                 March 7, 2002

Dear Affymetrix Employee:

         Affymetrix, Inc. (the "Company") recognizes that, as a result of recent difficult market conditions, many of the stock options granted to date under the Company's stock option plans may not currently be providing the intended performance incentives for our valued employees that were intended. In order to align performance incentives with equity participation, the Company is pleased to announce that the Company is offering you the opportunity to exchange your currently outstanding options (vested and unvested) under the Company's stock plans for new options that will be granted no earlier than six months and one day from the date of cancellation of the existing options. You will receive new options exercisable for a number of shares of the Company's common stock that is equal to the total number of shares subject to the options that you tender and the Company accepts for exchange multiplied by the applicable exchange ratio set forth in the following table (rounded down to nearest whole share and adjusted for any stock splits, stock dividends and similar events).

          Exercise Price of
          Options Tendered                         Exchange Ratio
          -----------------                        --------------

            $44.99 or less                             1 for 1
            $45.00 - $59.99                          .67 for 1
            $60.00 - $99.99                           .5 for 1
           $100.00 or more                           .33 for 1

         We currently expect the new grant date to be between October 9 and November 8, 2002. The new options will continue to vest on the same schedule as the original options and will have an exercise price equal to the fair market value on the date when the new options are granted. If any original options would have vested during this six-month waiting period, then the new options will reflect this vest as well as any prior vests. However, if you are a "non-exempt" employee within the meaning of the Fair Labor Standards Act ("FLSA"), your vested options will not be exercisable until six months after the date of the new option grant, but you will be given an extended nine-month post-termination exercise period for vested replacement options if you are terminated without cause during the first six months after the new grant date.

         You may tender (surrender) all or some of your eligible options to the Company in exchange for new options; however, you must tender the full option grant with respect to any options that you tender. If you tender any options for exchange, you also will be required to tender all options granted to you on or after September 7, 2001, that have a lower exercise price than the option with the highest exercise price you tender or as otherwise required under the accounting rules.

         You also have the right to choose not to tender any of your options.

         To give you a sense of how the exchange offer will work, here are a few examples:

o If you hold one option to purchase 1,000 shares of our common stock at an exercise price of $75.00 per share and another option to purchase 500 shares of common stock at an exercise price of $50.00 per share, then you may tender none, one or both of these options, but you may not tender an option for less than the full number of shares of common stock subject to the original option. In other words, in this example, you could not tender only 750 shares of your 1,000-share option.

o If you were granted an option to purchase 1,000 shares of our common stock at an exercise price of $75.00 per share before September 7, 2001, and an option to purchase 500 shares of our common stock at an exercise price of $50.00 per share on or after September 7 2001, then you may tender none or both options but you may not tender only one of the options.

o If you tender an option for 1,000 shares at an exercise price of $75.00 per share and the entire option has already vested, and assuming that you are granted a new option on October 9, 2002, then your new option will be for 500 vested shares (1,000 shares multiplied by the 0.5 exchange ratio for old options priced between $60.00 and $99.99). However, if you are a "non-exempt" employee within the meaning of FLSA, your vested options will not be exercisable until six months after the date of the new option grant. In this case, using the example above, your new option would be for 500 vested shares, but the option would not be exercisable until April 10, 2003.

o If you tender an option for 1,000 shares at an exercise price of $75.00 per share, of which 250 shares are already vested, 250


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

        shares are scheduled to vest on May 1, 2002, 250 shares are scheduled to vest on May 1, 2003, and the final 250 shares are scheduled to vest on May 1, 2004, and assuming that you are granted a new option on October 9, 2002, then your new option will be for a total of 500 shares (1,000 shares multiplied by the 0.5 exchange ratio for old options priced between $60.00 and $99.99), of which 250 shares would be vested on October 9, 2002. Of the remaining portion of your new option, 125 shares would vest on May 1, 2003, and the final 125 shares would vest on May 1, 2004. However, if you are a "non-exempt" employee within the meaning of FLSA, your vested options will not be exercisable until six months after the date of the new option grant. In this case, using the example above, your new option would be for 250 vested shares and 250 unvested shares, but the vested portion of your option would not be exercisable until April 10, 2003.

         We realize that in connection with this offer, we are asking you to review a significant number of documents. It may seem to you that our documentation and process is unnecessary, duplicative or overwhelming. However, all of our communications and our documentation have been prepared to ensure compliance with U.S. securities laws and have been structured in a manner that is intended to be clear to you. We do encourage you, for your benefit as well as for our own, to carefully review all of the materials provided and review your decision carefully.

         The documents that you have received are:

o the Offer to Exchange, which sets forth the terms of Affymetrix' offer to exchange options and includes a helpful summary in the front;

o your one-page "Options Summary" report, which summarizes the options that you hold;

o a Letter of Transmittal, which you will need to complete and return to us before the deadline on April 5, 2002, should you choose to participate in the exchange offer; and

o a Notice of Withdrawal, which you will need to complete and return to us before the deadline on April 5, 2002, if you have already returned a Letter of Transmittal but then change your mind and no longer wish to participate in the exchange offer.

         If you choose to participate in the exchange offer, you will need to return a completed Letter of Transmittal to us no later than 5:00 p.m., Pacific Time, on April 5, 2002. This means that you will be able to return a Letter of Transmittal at any time before 5:00 p.m., Pacific Time, on April 5, 2002, including during the business day on that Friday, April 5, 2002; however, any Letters of Transmittal


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


received by us after 5:00 p.m., Pacific Time, on April 5, 2002, will not be accepted. The important dates to remember are:

-------------------------------- -----------------------------------------------
Date                             Event
-------------------------------- -----------------------------------------------
March 7 through April 5, 2002    Step 1: Review the enclosed documents
                                 Step 2: Return the Letter of Transmittal to
                                 the Human Resources Department representative
                                 indicated at the end of this document should
                                 you choose to participate in the offer
-------------------------------- -----------------------------------------------
April 5, 2002                    Last day to return your Letter of Transmittal
                                 (or Notice of Withdrawal) to the applicable
                                 Human Resources representative (by 5:00 p.m.,
                                 Pacific Time)
-------------------------------- -----------------------------------------------
April 8, 2002                    Cancellation of options accepted for exchange
-------------------------------- -----------------------------------------------
Between October 9 and            New options granted
November 8, 2002
-------------------------------- -----------------------------------------------

         Please note that neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the exchange offer. You must make your own decision whether or not to participate. Should you choose not to participate, no further action is required of you.

         If you have any questions about the exchange offer, please contact the Human Resources Department representative listed at the end of this document, after the "Frequently Asked Questions".

Sincerely,

STEPHEN P.A. FODOR, PH.D.
Chairman and Chief Executive Officer

                         Frequently Asked Questions of
                        Our Stock Option Exchange Offer

                   To Participate, Your Response is Needed by
                            5:00 P.M., Pacific Time,
                                On April 5, 2002

         To participate in the exchange offer, you must complete and sign and date the Letter of Transmittal and return it to the Human Resources Department representative for the exchange offer by 5:00 p.m., Pacific Time, on April 5, 2002. This means that you will be able to return a Letter of Transmittal at any time before 5:00 p.m., Pacific Time, on April 5, 2002, including during the business day on that Friday, April 5, 2002; however, any Letters of Transmittal received by us after 5:00 p.m., Pacific Time, on April 5, 2002, will not be accepted. If you have any questions, please contact the Human Resources Department representative listed at the end of this document.

         The following summary addresses some of the principal questions that you may have regarding our stock option exchange offer. Please read the Offer to Exchange and the Letter of Transmittal as well, because the information in this summary is not complete.

         Who Can Participate? Current employees (other than officers as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) of Affymetrix or its wholly owned subsidiaries with options granted under:

o        Affymetrix, Inc. Amended and Restated 1993 Stock Plan,

o        Affymetrix, Inc. 1998 Stock Incentive Plan,

o        Affymetrix/Genetic MicroSystems 1998 Stock Option Plan,

o        Affymetrix/Neomorphic 1998 Stock Option Plan, and

o Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan (collectively, the "Plans").

         Do I Have to Tender All My Options? No. You may tender any option granted at any time, but all unexercised shares under any option must be tendered. If you were granted any options on or after September 7, 2001, and wish to tender any options at all, you must tender all options granted to you on or after that date that have a lower exercise price than the option with the highest exercise price you tender or as otherwise required under the accounting rules.

         How Many New Options Will I Receive? We will grant you new options according to the following exchange ratios:

          Exercise Price of
          Options Tendered                         Exchange Ratio
          -----------------                        --------------

            $44.99 or less                             1 for 1
            $45.00 - $59.99                          .67 for 1
            $60.00 - $99.99                           .5 for 1
           $100.00 or more                           .33 for 1

         When Will I Receive My New Options? We will grant you new options within 30 days after the first business day that is at least six months and one day following the date when we cancel the exchanged options. For example, if we cancel tendered options on April 8, 2002, which is the first business day following the scheduled expiration date of the exchange offer of April 5, 2002, then the new options will be granted between October 9 and November 8, 2002.

         Will I Receive Any New Options If I Tender My Old Options But Am Terminated Before the Exchange Offer Expires? If you tender your options and, for any reason, your employment with us or one of our wholly owned subsidiaries terminates before the exchange offer expires, then you can withdraw your tendered options before the expiration of the offer. You will be able to exercise them for a period of time after your termination, as specified in your option grant document. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options within that time, then you will forfeit those options.

         What Will Happen If I Am Terminated After the Exchange Offer Expires But Before the New Options Are Granted? If you tender your options, then to receive a grant of new options, you must remain an employee of Affymetrix or one of our wholly owned subsidiaries from the date when you tender your options through the date when we grant the new options. If, for any reason, you are not one of our employees from the date when you tender your options through the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your tendered options. This means that if your employment terminates for any reason, then you will not receive anything for the options that you tendered and we canceled.

         What Will Be the Exercise Price of the New Options? Each new option will have an exercise price equal to the fair market value as of the date when we grant the new options.

         What Is the Vesting Period of the New Options? The new options granted pursuant to the exchange ratios noted in the question "How Many New Options Will I Receive?" will continue to vest on the same vesting schedule as the old options which are accepted for exchange and canceled. This means that, except as set forth in the next sentence, the number of shares under new options that will be fully vested and immediately exercisable on the date of grant will equal:


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


o the number of shares under the options validly tendered for exchange and accepted which were already vested in accordance with their original terms, multiplied by the applicable exchange ratio, plus

o the number of shares under the tendered options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted, multiplied by the applicable exchange ratio.

New options granted to "non-exempt" employees within the meaning of FLSA will vest as set forth in the preceding sentence, but will not be exercisable until six months after the date of the new option grant date; however, non-exempt employees will be given an extended nine-month post-termination exercise period for vested replacement options in the event of termination of employment without cause during the first six months after the new grant date.

         As a Non-exempt Employee, Why Do I Have to Wait Until Six Months After the New Grant Date to Exercise my Replacement Options? Pursuant to a change to the Fair Labor Standards Act and its implementing regulations, if options held by non-exempt employees are exercisable within six months of the grant date, the Company could become subject to unpredictable and expensive costs. If non-exempt employees are restricted from exercising within the first six months of the grant date, the Company will not be subject to these costs. Accordingly, we have implemented this restriction so that we may properly forecast and prudently manage our general and administrative costs. With respect to vesting of options and other terms and conditions, non-exempt employees will be treated the same as exempt employees and maintain the same vesting schedule for the replacement options, except as set forth in the next sentence. If a non-exempt employee is terminated without cause within the first six months after the new grant date, all vested replacement options will be exercisable for nine months after termination (as compared to the three-month post-termination exercise period provided for in most of the current options). However, in this case, any options actually exercised more than three months after termination would not qualify for incentive stock option treatment.

         What Happens to My Options if I Decide to Participate in the Exchange Offer? If you decide to participate, then all options that we accept for exchange will be canceled, and you will have no further right or interest in those options, whether vested or unvested.

         What Happens If I Decide Not to Participate in the Exchange Offer? If you do not participate, then you will keep your current options (with the same exercise price) and will not receive any new options under the stock option exchange offer.

         Can I Change My Mind? Yes. If you turn in a Letter of Transmittal, you can change your mind any time by delivering a Notice of Withdrawal of Tender to us before the exchange expires, which is currently scheduled for 5:00 p.m., Pacific Time, on Friday, April 5, 2002.


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


         What Is the Tax Treatment of the Exchange? We believe that you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. Note that if you reside or work in a different country, then you may be subject to different tax consequences if you exchange your options in the exchange offer. We recommend that you consult with your own tax advisor to determine the tax consequences of the exchange.

         What Does the Company Recommend that I Do? Although our Board of Directors has approved the exchange offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors.

         Why Have I Received So Many Documents? We have provided you with a significant number of documents, each of which is in satisfaction of our legal and disclosure obligations. We recommend that you take the time to review the enclosed materials before making any decision with regard to the exchange offer.



            Human Resources Department Representatives for the Offer

-------------------------------------       ------------------------------------
o      Sacramento, CA                       o      Sunnyvale/Santa Clara, CA
o      Bedford, MA                          o      Emeryville, CA
o      United Kingdom
-------------------------------------       ------------------------------------
-------------------------------------       ------------------------------------
             Sally Garman                              Amy Gannaway
           Affymetrix, Inc.                          Affymetrix, Inc.
       3380 Central Expressway                    3380 Central Expressway
        Santa Clara, CA 95051                      Santa Clara, CA 95051
          Tel: 408-731-5268                          Tel: 408-731-5038
          Fax: 408-731-5855                          Fax: 408-731-5855
     sally_garman@affymetrix.com                amy_gannaway@affymetrix.com
-------------------------------------       ------------------------------------